Exhibit 99.1

Transcript of
BK Technologies Corp
First Quarter 2020 Earnings Call
May 14, 2020

Participants
Tim Vitou – President
Bill Kelly – Chief Financial Officer

Presentation

Operator
Good morning, ladies and gentlemen, and welcome to BK Technologies Corporation Conference call for the First Quarter ended March 31, 2020. This call is being recorded. All participants have been placed in a listen-only mode. Following management’s remarks, the call will be opened to questions.

Before turning the call over to Mr. Vitou for opening remarks, I will provide the following Safe Harbor statement. Statements made during this conference call that are not based on historical facts and are forward-looking statements. These statements are subject to known and unknown factors and risks. The Company’s actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements and some of the factors and risks that could cause or contribute to such material differences have been described in yesterday’s press release and in BK’s filings with the SEC.

These statements are based on information and understandings that are believed to be accurate as of today, May 14, 2020, and we do not undertake any duty to update forward-looking statements.

I will now turn the call over to Mr. Timothy Vitou, President of BK Technologies.

Tim Vitou – President
Good morning, everyone. Welcome to the BK Technologies Investor Call for the First Quarter Ended March 31, 2020. I’ll provide some comments about the business before Bill takes us through the financial and operating results.

The start of this year brought COVID-19 and unprecedented business conditions, fostering a high degree of uncertainty about the near-term future. With these conditions in mind, we looked closely at our operations and took actions in recent weeks, reducing our expense structure to help weather the current environment and position BK to emerge as a strong Company when the domestic and worldwide economies improve. Earlier this month, we implemented an 18% reduction in our workforce, while also eliminating or suspending other expenses, including travel, participation in trade shows and other business functions.

As an essential business supporting first responders, BK has remained open and operational during the pandemic. While doing so, we have implemented policies consistent with best safety practices, including social distancing and remote work from home for those on the team able to do so effectively. Fortunately, our business has largely continued with only modest interruption or impact to-date, compared with some other companies and businesses.

Our sales for the first quarter totaled approximately $10.9 million, improving 42.5% compared with last year’s first quarter and 48% compared with the immediately preceding quarter. Q1 2020 sales were driven primarily by orders from existing customers, including the US Forest Service, several of which were previously announced during the quarter.

Regarding our manufacturing operations, some of our supply chain partners were temporarily closed for periods of time, however all are pretty much reopened to varying degrees. While we have experienced some delays and increased freight costs, we have been able to procure the materials necessary to manufacture our products and fulfill customer orders in a timely manner.

Gross profit margins for Q1 2020 were improved from last year’s first quarter and the immediately preceding quarter. They were, however, below our typical gross profit margin levels, reflecting the impact of higher freight costs related to COVID-19 and reduced factory throughput, as more customer orders were fulfilled from on-hand inventory. This dynamic was part of an inventory reduction initiative, which drove a near 20% decline in inventory from the start of the year, with favorable cash flow impact.

Importantly, we have been able to continue progress with our product development initiatives. The first model in our planned new BKR Series, the BKR 5000, is anticipated later this quarter. Meanwhile, our engineering team is also busy implementing design upgrades for the multi-band radio, which is projected for introduction going into next year. These upgrades have taken additional time, but we believe they will ultimately yield a product that is best-suited to compete in the marketplace.

Q1 2020 operating performance improved from last year’s first quarter and from the immediately preceding quarter. Considering the uncertainty associated with the current pandemic, it is also important to mention that we have taken actions to better position the Company for further improvement in financial operating results. Re-emphasizing my earlier comments, we have significantly reduced our expense structure company-wide. The primary contributor was an 18% reduction in our workforce that touched almost every group in the Company; from sales to manufacturing to engineering, even general & administrative areas. Other non-workforce-related expenses were also eliminated or suspended.

Regarding working capital and cash flow, our inventory reduction program launched late last year has been successful and effective. By the end of Q1, inventory declined by approximately $4.3 million from a November 2019 high of over $15 million; a 28% reduction, and by $2.5 million since the start of the year, a 19% reduction. This has been instrumental in generating positive operating cash flow for the first quarter. Additionally, our stock repurchase program has been completed and was not extended, which should further contribute to positive cash flow in coming quarters.

Shifting our focus from the recently completed first quarter, I’d like to take a few minutes and speak to some of the positive strides we have made since the Company, the executive management team, and the Board were restructured in 2017. One of our most important objectives entering 2017 was, and continues to be, sales growth. For nearly a decade, our annual sales were flat-lined at approximately $25 million to $29 million. During the past 4 years, however, our annual sales have averaged approximately $45 million; a 65% increase from the average of $27 million for the prior 10 years. This sales growth has been realized effectively and efficiently with selling and marketing expenses for the past 4 years averaging approximately $4.4 million versus $3.4 million for the preceding 10 years; an increase of only 29.4%.

Another priority was to significantly upgrade and modernize our product portfolio. Accordingly, we have made significant investments in product development in recent years, working on completely reconfiguring our product line and adding technology, features and functionality. This investment, we believe, will position us in coming quarters to enter new markets and capture additional market share, which should ultimately drive sales growth.

Beyond our core business operations, we have put available capital to work with investments in other companies that generated significant cash and returns; in one case, making an investment of $3 million that was liquidated for $11 million only after a couple of years. The capital generated from this investment helped fuel product development, manufacturing equipment upgrades and returns to shareholders in the form of $7.7 million in dividends and the repurchase of 1.45 million BK shares.

All these items are significant, positive milestones for BK that we believe provide a solid foundation to withstand today’s challenges and position us for success moving forward. This concludes my overview this morning. I’ll now turn the call over to Bill Kelly, our Chief Financial Officer, who will review the financial and operating highlights for the first quarter 2020, before I return for some closing thoughts.

Bill Kelly – Chief Financial Officer
The following is a summary of our financial and operating results for the first quarter ended March 31, 2020. Net sales for the first quarter of 2020 increased 42.5% to approximately $10.9 million, compared with $7.6 million for the first quarter last year. Gross profit margins as a percentage of sales for the first quarter of 2020 improved to approximately 35.8%, compared with 31.9% for the first quarter last year.

As Tim previously mentioned, gross profit margins improved quarter-over-quarter, however they were below our typical gross profit margins, having been impacted by increased freight costs associated with COVID-19, under-absorption from lower manufacturing throughput related to our inventory reduction program and a mix of sales weighted more toward lower-margin products. For the first quarter 2020, selling, general & administrative expenses declined 0.3% to approximately $4.7 million compared with $4.8 million for last year’s first quarter. The decline in SG&A expenses was attributable primarily to new product development.

For the first quarter of 2020, we recognized net other expense of approximately $344,000 related primarily to an unrealized loss on our investment in 1347 Property Insurance Holdings. During last year’s first quarter, we recognized net other income of approximately $645,000, also primarily related to our investment in 1347 PIH.

For the first quarter of 2020, we reported a net loss of approximately $1.2 million, or $0.09 per diluted share, compared with $1.3 million, or $0.10 per diluted share for the first quarter last year. As part of our capital return program, we paid a quarterly dividend on April 13th. Also, we completed our repurchase program in early April having repurchased approximately 1.45 million shares since the program’s inception.

On April 13, 2020, we received approval and funding through Chase Bank of approximately $2.2 million under the Federal Paycheck Protection Program. We intended to use the proceeds for qualifying expenses in accordance with the terms of the program. At the time we applied for the PPP, we met the established qualifications to receive the funds. On April 23, 2020, the SBA issued new guidance that created uncertainty regarding the qualification requirements for a PPP loan. Therefore, on April 24, 2020, out of an abundance of caution, our Board determined to repay the loan and we initiated repayment of the full amount of the loan to Chase.

I would now like to turn the call back over to Tim.

Tim Vitou – President
The current environment is challenging as the pandemic evolves and economies worldwide start to consider reopening. Although the near-term future is uncertain for us and many other companies, I believe BK is fundamentally strong, and with our recent cost reduction actions and impending new product introductions, we are in a good position to succeed in coming quarters.

We’re going to now move on to the question and answer portion of the conference call. I’d like to remind everyone that we do not provide financial and operating guidance on a quarterly or annual basis.

Jess, we’re ready to open the floor for questions.

Operator
We’ll go to Ed Shultise [ph].

Q: You indicated in the call that your gross margins were down a bit because the manufacturing costs weren’t spread out over the number of products that you normally produced in the first quarter. I’m looking at your inventory, your total inventory compared to March of last year— 10.9 million, down from 12 million last year and your finished goods is 2.6 million, down from 3.6 million last year. A couple of questions I have on that.

The first one is, is part of the inventory reduction by design because you expect to have new product lines, as you’d mentioned at the BKR 5000 later this quarter, that you wanted to reduce some of the older inventory?

Bill Kelly – Chief Financial Officer
That’s definitely the case, Ed. We’re approaching the end of the life for the KNG products. KNG2 will go on for a bit of time, but we are winding up the KNG product line. Actually, some of the reduction also is in even older product line that we call the D series. So, yes, some of the reduction is happening as we get out of the more age product lines and move towards our BKR series.

Q: The second part of my question is typically, the first and the fourth quarters of the year are relatively low sales quarters and the second and third quarter are typically 3 million or 4 million higher than the first and fourth quarters. Considering that your inventory is so low at this point or at March 31st it was 2.6 million on finished goods— obviously, you had the press release earlier this month that you reduced your head count by 18%. Will the company have any problems with the ability to ramp up production for the second quarter to meet sales demand?

Bill Kelly – Chief Financial Officer
No, we don’t believe so, Ed.

Tim Vitou – President
Randy Willis, our Chief Operating Officer, has stalled several new processes within our inventory control and with our lean process, we find that we’re far more efficient in the manufacture process and in the inventory control process. This has been one of our initiatives for the last couple of years is to reduce the reliance on having a lot of product on a shelf and get far more efficient in our product. So, Randy and his team have put in a lot of effort to try and do exactly that— lower the inventory, yet stay very nimble in order to handle any of the orders that do come in. So, that is by design and it’s working very well right now.

Q: Then a question for you on our investment in 1347 PIH. I noticed that I guess this last quarter, we had a loss of 300,000, but when I was looking at the 10Q, they indicated that Fundamental now owns, I guess, more than 50%. I think it was 50.1% of 1347 PIH. Will that have any change on the way that this is accounted for because currently the way the way, I guess, it— we just mark-to-market at the end of each quarter and put on the balance sheet a gain or a loss, depending on where the price was compared to the previous quarter. Now that they’ve gone above 50%, will that change how that’s accounted for?

Bill Kelly – Chief Financial Officer
With that 50% [indiscernible], we would have to consolidate anyway, Ed. We’ve been treating it as a variable interest entity and consolidating it anyway. So, no. I don’t anticipate that changing.

Q: Then on the workforce reduction, is that something considered more of a temporary or permanent reduction? Would you expect that once we’ve passed the main part of this COVID-19 that we would see some of those employees reinstated?

Tim Vitou – President
What the biggest emphasis we placed on that action, Ed, was basically right-sizing the company for the size business that BK is producing right now. As business improves, as new products come to market and if we’re able to capture the market share that we believe we can, we indeed will be drawing the organization back to the size to handle the level of business that we’d be running at. So, we look at it as a— I don’t call it a temporary or permanent. We just thought it was the right time to right-size the company for the level of business we’re running to make us as efficient as possible right now.

Q: The last question I have is on the refreshed product line. Your R&D for the last quarter has been about $2 million. Is that something that we should budget for the rest of the year— approximately $2 million a quarter? Is that something that we would expect?

Bill Kelly – Chief Financial Officer
No, as we introduce the first product this quarter, I’m anticipating that we will be seeing a reduction in R&D expenses probably somewhat in the second quarter and then a bit more in the third and fourth quarters.

Q: Then just one other question here. You brought up that BKR 5000 you expect to introduce this quarter. If you had to say that that was going to replace a particular model. What would you say that’s going to replace and what additional features does this have that’s going to bring in additional sales in the future.

Tim Vitou – President
The BKR 5000, in essence, is a single band radio. It will be a real charger for us in some markets that we really haven’t been able to attack very effectively with the KNG series. So this radio basically will take the place of the KNG, but what it opens up is a couple of markets that we haven’t really been able to attract a lot of action when, especially things like structure fire— they want a top level display. They want different types of buttons on the radios and a little bit additional functionality. All are being addressed with the BKR 5000. So, we have a group of embedded customers that have the KNG and we’re already working with customers on life cycle replacement of the current year with this, KNG, with this new BKR 5000, but we also believe it attracts some new verticals for us. That’s what’s real exciting for this particular product launch. So, we’re very much looking forward to it.

Operator
With no other questions holding, I’ll turn the conference back to management for any additional or closing comments.

Tim Vitou – President
Thank you all for participating in today’s call. We look forward to talking with you again when we report our second 2020 results in August of 2020.

All the best to all of you and have a great day.

Operator
That will conclude today’s conference. We thank you for your participation. You may disconnect at this time and have a great day.